Exhibit 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS RECORD THIRD QUARTER RESULTS

Revenues Increase to $31.0 Million and Net Income Grows to $0.16 per Share

Company to Supply Vodafone with 3G Wireless Data Products

SAN DIEGO, CA — October 28, 2004—Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the third quarter ended September 30, 2004.

Revenues for the third quarter were $31.0 million, which is a 29% increase over $24.1 million reported in the immediately preceding quarter and a 285% increase over $8.1 million reported in the same period last year. Based on record gross margins of 33.2% and increasing operating leverage, net income applicable to common shareholders grew to approximately $4.9 million or $0.16 per diluted share – the highest in the Company’s history. This compares to net income applicable to common stockholders of $3.2 million or $0.11 per diluted share in the immediately preceding quarter and a net loss applicable to common stockholders of $1.8 million or $0.22 per share in the prior year period.

Separately, Novatel Wireless today announced it will supply Vodafone, the world’s largest mobile community, with its Merlin™ 3G UMTS Wireless PC Card modems for access to Vodafone’s 3G network.

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“Our record financial results, fourth quarter introduction of EV-DO and supply relationship with Vodafone position us for continued growth in 2005,” commented Peter Leparulo, Chief Executive Officer of Novatel Wireless. “Sequential revenue growth of 29% reflects strong demand and follow-on orders for UMTS products. With the addition of Vodafone, we will now serve all the major carriers introducing UMTS in Europe and the United States. In the fourth quarter, we expect to enter volume production of EV-DO products. With these positive developments, we are increasingly becoming a pure-play 3G provider, with the broadest 3G product portfolio and firm purchase orders from many of the world’s largest wireless carriers.”

“Importantly, we are also leveraging this leadership position into new areas that gain further traction with our strong carrier distribution channels,” added Mr. Leparulo. “We believe we are becoming a partner of choice with many of the world’s leading carriers and are more closely aligning our development plans with their solidifying 3G plans.”

Recent highlights include

•	Today, the Company announced it will supply Vodafone with its Merlin 3G UMTS Wireless PC Card modems.

•	Over the last three months, Novatel Wireless and Lucent Technologies (NYSE:LU) announced agreements to supply the Merlin U530™ 3G UMTS Wireless PC Card Modems to O2 in the UK, PTC (Polska Telefonia Cyfrowa Sp. z o.o.) in Poland, and Partner Communications in Israel. At September 30, 2004, Novatel Wireless had shipped UMTS products to 12 carriers in 16 countries around the world.

•	AT&T Wireless announced the launch of their 3G UMTS Network using the Novatel Wireless Merlin U520™ UMTS Wireless PC Card Modem.

•	In September, Novatel Wireless received the globally-recognized ISO 9001:2000 certification.

•	Earlier in the third quarter, Sprint (NYSE: FON) and Novatel Wireless announced that the Sprint PCS Connection Card by Novatel Wireless now comes packaged with a complete software solution, jointly developed by the two companies, that providing seamless access between Sprint’s PCS Network and compatible Wi-Fi ZONES™.

“Gross margins increased to a record 33.2% and operating expenses decreased to 18.1% as a percentage of sales,” explained Dan Halvorson, Chief Financial Officer of Novatel Wireless.

“Moving forward, we expect to continue building our R&D and sales and marketing effort to support our rapid growth. Operating margins of 15.2% and net income of $4.9 million were the highest in the Company’s history and we currently expect to maintain operating margins at these levels. At September 30, 2004 our cash balance including investments was $89.8 million, reflecting impressive positive cash flow from operations of $10.8 million for the third quarter of 2004.”

Novatel Wireless will host a conference call for analysts and investors today to discuss its quarterly results at 5:00 p.m. ET on October 28, 2004. For parties in the United States and Canada, call 1-800-219-6110 to access the earnings call. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ MerlinTM PC Cards, ExpediteTM Embedded Modems, MobiLinkTM Communications Software Suite and Freedom Box™ Ruggedized Modems enable high-speed wireless access to personal, corporate and public information. The Company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL.

© 2004 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Merlin U530 , Merlin U520, Expedite, and Freedom Box are trademarks of Novatel Wireless, Inc. All other brands, products and company names mentioned herein are trademarks of their respective holders.

Some of the information presented in this release, is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless access to data, the future growth of wireless wide area networking, changes in wireless transmission standards and technologies, continued acceptance of and market demand for Novatel Wireless’ products, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS

Current assets:

Cash and cash equivalents	$39,966,000	$3,942,000
Marketable securities	25,172,000	—
Restricted cash	—	635,000
Accounts receivable, net	8,845,000	8,986,000
Accounts receivable - related parties	—	399,000
Inventories	4,623,000	2,349,000
Other current assets	1,598,000	1,378,000

Total current assets	80,204,000	17,689,000
Property, plant and equipment, net	4,307,000	1,915,000
Marketable securities	24,668,000	—
Intangible assets, net	4,701,000	4,629,000
Other assets	110,000	188,000

	$113,990,000	$24,421,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$10,607,000	$6,730,000
Accrued expenses	6,826,000	1,179,000
Restructuring accrual	936,000	1,222,000
Deferred revenues	1,821,000	6,218,000
Current portion of capital lease obligations	1,634,000	82,000

Total current liabilities	21,824,000	15,431,000

Stockholders’ equity:

Common stock	28,000	13,000
Additional paid-in capital	330,899,000	256,253,000
Accumulated other comprehensive income	(133,000)	—
Deferred stock-based compensation	—	(142,000)
Accumulated Deficit	(238,628,000)	(247,134,000)

Total stockholders’ equity	92,166,000	8,990,000

	$113,990,000	$24,421,000

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue	$31,018,000	$8,063,000	$70,278,000	$23,211,000
Cost of revenue	20,706,000	5,873,000	47,905,000	20,111,000

Gross margin	10,312,000	2,190,000	22,373,000	3,100,000

Operating costs and expenses:

Research and development	2,913,000	1,375,000	7,247,000	4,556,000
Sales and marketing	1,320,000	617,000	3,116,000	1,906,000
General and administrative	1,354,000	814,000	3,553,000	2,833,000
Restructuring charges	—	176,000	—	414,000
Amortization of deferred stock compensation (*)	14,000	82,000	141,000	663,000

Total operating expenses	5,601,000	3,064,000	14,057,000	10,372,000

Operating income (loss)	4,711,000	(874,000)	8,316,000	(7,272,000)

Other income (expense):
Interest income	291,000	35,000	448,000	36,000
Interest expense	(29,000)	(823,000)	(30,000)	(2,547,000)
Other, net	(46,000)	(86,000)	(83,000)	(1,000)

Net income (loss)	$4,927,000	$(1,748,000)	$8,651,000	$(9,784,000)
Accretion of dividends and beneficial conversion features pertaining to preferred stock	—	(24,000)	(145,000)	(4,869,000)

Net income (loss) applicable to common stockholders	$4,927,000	$(1,772,000)	$8,506,000	$(14,653,000)

Per share data:
Net income (loss) per common share:
Basic	$0.18	$(0.22)	$0.38	$(1.99)
Diluted	$0.16	$(0.22)	$0.31	$(1.99)
Weighted average shares used in computation of per share calculation:
Basic	28,116,307	7,986,148	22,377,041	7,375,564
Diluted	30,564,095	7,986,148	28,116,949	7,375,564
(*) Amortization of deferred stock compensation:
Cost of revenue	$2,000	$10,000	$18,000	$45,000
Research and development	4,000	27,000	44,000	115,000
Sales and marketing	5,000	28,000	47,000	118,000
General and administrative	3,000	17,000	32,000	385,000

	$14,000	$82,000	$141,000	$663,000